Exhibit 99.3

GLOBAL TECH INDUSTRIES GROUP, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

	GTII	Bronx Family			Proforma Combined
	September 30	September 30,	Proforma		September 30,
	2021	2021	Adjustments		2021

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$295,083	$220,909	$-		$515,992
Accounts receivable	-	129,710	-		129,710
Receivables-related party	-	169,027	-		169,027
Marketable securities	195,000	-	-		195,000

Total Current Assets	490,083	519,646	-		1,009,729

PROPERTY AND EQUIPMENT (NET)	2,143	126,043	-		128,186

OTHER ASSETS
Inventory	-	54,706	-		54,706
Security deposit	-	56,000	-		56,000
Goodwill	-	-	6,489,868	(a)	6,489,868
Fine art	67,845	-	-		67,845
License	3,958	-	-		3,958

TOTAL ASSETS	$564,029	$756,395	$6,489,868		$7,810,292

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,210,007	$126,763	-		$1,336,770
Accrued interest payable	376,007	-	-		376,007
Notes payable in default	871,082	-	-		871,082
Due to officers and directors	83,883	-	-		83,883
Notes payable	200,000	-	-		200,000
Stock deposits	490,000	-	-		490,000

Total Current Liabilities	3,230,979	126,763			3,357,742

LONG-TERM LIABILITIES

Notes payable-long term	-	150,000	-		150,000
Total Long-Term Liabilities	-	150,000			150,000

Total Liabilities	3,230,979	276,763	-		3,507,742

STOCKHOLDERS’ (DEFICIT)
Preferred Stock, par value $.001, 50,000 authorized, 1,000 issued	1	-	-		1
Common stock, par value $0.001 per share, 550,000,000 shares authorized; 246,722,140 and 236,572,140 issued and outstanding, respectively	246,722	200	2,450	(a)	249,372
Additional paid-in-capital	229,725,779	-	6,486,786	(a)	236,212,565
Retained (Deficit)	(232,639,452)	479,432	632	(a)	(232,159,388)

Total Stockholders’ (Deficit)	(2,666,950)	479,632	6,489,868		4,302,550

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$564,029	$756,395	$6,489,868		$7,810,292

GLOBAL TECH INDUSTRIES GROUP, INC.

Unaudited Pro Forma Consdensed Consolidated Statements of Operations

	GTII	Bronx Family			Proforma
	September 30,	September 30,	Proforma		September 30,
	2021	2021	Adjustments		2021

REVENUES, net	$-	$2,490,966	$-		$2,490,966

COST OF SALES, net	-	535,718	-		535,718

GROSS PROFIT/(LOSS)	-	1,955,248	-		1,955,248

OPERATING EXPENSES

General and administrative	258,526	1,475,184			1,733,710
Compensation and professional fees	3,860,868	-	-		3,860,868
Charitable donations	540,113	-	-		540,113
Depreciation	1,845	-	-		1,845

Total Operating Expenses	4,661,352	1,475,184			6,136,536

OPERATING INCOME (LOSS)	(4,661,352)	480,064			(4,181,288)

OTHER INCOME (EXPENSES)

Gain/(Loss) on sale of marketable securities	164,000	-	-		164,000
Interest expense	(49,111)	-	-		(49,111)
					-
Total Other Income (Expenses)	114,889	-	-		114,889

INCOME (LOSS) BEFORE INCOME TAXES	(4,546,463)	480,064			(4,066,399)

INCOME TAX EXPENSE	-	-	-		-

NET LOSS	$(4,546,463)	$480,064			$(4,066,399)

OTHER COMPREHENSIVE INCOME	-	-	-		-

COMPREHENSIVE LOSS	$(4,546,463)	$480,064			$(4,066,399)

BASIC AND DILUTED LOSS PER SHARE	$(0.02)	2,400.32			$(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING, BASIC AND DILUTED	234,303,915	200	2,649,800	(b)	236,953,915

Global Tech Industries Group, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	ORGANIZATION AND BASIS OF PRESENTATION

On April 1, 2021, Global Tech Industries Group, Inc. (‘us”, “Public Co”, or “the Company”) acquired 100% equity interest in Bronx Family Eye Care, Inc. (“BRONX”), a New York corporation for purchase consideration of $6,969,500, payable in common stock of the company through the issuance of 2,650,000 shares (but subject to certain conditions being met by BRONX prior to closing. On December 30, 2021 the conditions were met and the share transfer agreement became effective.

The purchase price for BRONX was allocated to the fair value of the common stock issued by the Company. tangible assets acquired and liabilities assumed, customer lists, pharmaceutical formulas, and other intangible assets. All tangible assets acquired and liabilities assumed are recorded using the historical cost basis. The excess of the purchase price over the fair value of the net assets was allocated to goodwill.

The unaudited pro forma condensed consolidated financial statements (“pro forma statements”) have been compiled from and include the pro forma statements of income for the nine months ended September 30, 2021, give effect to the business combination of BRONX, as if it had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated balance sheet combining the balance sheet of Public Co as of September 30, 2021 with balance sheet of BRONX as of September 30, 2021, as if the business combination had occurred on that date. This pro forma statement does not contain all the information required for annual financial statements. Accordingly, it should be read in conjunction with the most recent annual and interim financial statements of the Company.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company.

It is management's opinion that this unaudited pro forma financial statement includes all adjustments necessary for the fair presentation of the proposed transaction in accordance with US GAAP. The pro forma statement is not intended to reflect the financial position of the Company which would have actually resulted had the proposed transaction been effected on the dates indicated.

2.	Pro-forma Adjustments

The pro forma statement incorporates the following pro forma adjustments:

(a) The adjustment reflects the value of the share issuance of 2,650,000 shares of the Company to the shareholders of BRONX, as if the acquisition occurred on April 1, 2021. In addition, the adjustments also eliminate the original capitalization and retained earnings of BRONX, and records goodwill for the excess in common stock value over net asset value.

(b) The adjustments reflect the effect on basic and diluted earnings per share for combining BRONX net income for the period presented.